Pricing Supplement No. 2608B

To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated July 31, 2015

Registration Statement No. 333-206013 Dated December 28, 2015; Rule 424(b)(2)

Deutsche Bank AG

$1,000,000 Buffered Securities Linked to a Basket due July 3, 2019

General

•	The securities (the “securities”) are designed for investors who seek a return at maturity linked to the performance of an equally weighted basket (the “Basket”) consisting of the iShares® U.S. Real Estate ETF (the “Fund”) and the Russell 2000® Index (the “Index”). If the Final Basket Level (calculated on the Final Valuation Date) is greater than or equal to the Buffer Level (85.00% of the Initial Basket Level), for each $1,000 Face Amount of securities, investors will receive at maturity the Face Amount plus a return on the Face Amount equal to 150.00% (the “Upside Leverage Factor”) times the Average Basket Return, calculated based on the arithmetic average of the closing levels of the Basket on the four quarterly Averaging Dates starting on September 28, 2018 and ending on June 28, 2019, subject to a minimum of 0.00%. However, if the Final Basket Level is less than the Buffer Level, investors may receive less than the Face Amount per $1,000 Face Amount of securities depending on the Average Basket Return. If the Average Basket Level is less than or equal to the Initial Basket Level so that the Average Basket Return is zero, for each $1,000 Face Amount of securities, investors will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. But, if the Final Basket Level is less than the Buffer Level and the Average Basket Return is positive, investors will also receive a payment at maturity that will also reflect the Upside Leverage Factor times the Average Basket Return, which may moderate, offset or more than offset the negative effect the Final Basket Level has on the return of the securities.

•	The securities do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the Final Basket Level is less than the Buffer Level. Any payment on the securities is subject to the credit of the Issuer.

•	Because the Average Basket Return is calculated based on the arithmetic average of the closing levels of the Basket on the four quarterly Averaging Dates, increases in the level of the Basket on one or more Averaging Dates may be moderated, offset or more than offset by lesser increases or declines in the level of the Basket on the other Averaging Dates. Therefore, your investment in the securities may not perform as well as an investment based solely on the performance of the Basket on a single day.

•	Senior unsecured obligations of Deutsche Bank AG due July 3, 2019

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on December 28, 2015 (the “Trade Date”) and are expected to settle on December 31, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The securities are linked to an equally weighted basket consisting of the iShares® U.S. Real Estate ETF and the Russell 2000® Index (each, a “Basket Component” and collectively, the “Basket Components”).
	Basket Components	Ticker Symbol	Basket Component Weighting	Initial Component Level
	iShares® U.S. Real Estate ETF (the “Fund”)	IYR	50.00%	$75.22
	Russell 2000® Index (the “Index”)	RTY	50.00%	1,148.213
Payment at Maturity:	• If the Final Basket Level is greater than or equal to the Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)

•      If the Final Basket Level is less than the Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]

If the Final Basket Level is less than the Buffer Level and the Average Basket Return is zero, for each $1,000 Face Amount of securities, you will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, you will lose some or all of your investment at maturity. Even if the Average Basket Return is positive in this circumstance, you may lose some or a significant portion of your investment if the Average Basket Return is not sufficient to offset the loss resulting from the negative Final Basket Return. Any payment at maturity is subject to the credit of the Issuer.
Final Basket Return:	The Final Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level The Final Basket Return may be positive, zero or negative.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 12 of the accompanying prospectus, PS-5 of the accompanying prospectus supplement and page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $980.30 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$1,000,000.00	$0.00	$1,000,000.00

(1)      For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. Investors that purchase and hold the securities in fee-based advisory accounts may be charged fees based on the amount of assets held in those accounts, including the securities.

The agent for this offering is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000.00	$100.70

Deutsche Bank Securities

December 28, 2015

(Key Terms continued from previous page)

Average Basket Return:	The Average Basket Return, expressed as a percentage, will equal:
	Average Basket Level – Initial Basket Level Initial Basket Level	, subject to a minimum of 0.00%
The Average Basket Return may be postive or zero.
Buffer Amount:	15.00%
Upside Leverage Factor:	150.00%
Downside Participation Factor:	117.647%
Buffer Level:	85, which is equal to 85.00% of the Initial Basket Level.
Initial Basket Level:	100
Final Basket Level:	The Basket Closing Level on the Final Valuation Date.
Average Basket Level:	The arithmetic average of the Basket Closing Level on each of the four quarterly Averaging Dates.
Basket Closing Level:

The Basket Closing Level on each Averaging Date will be calculated as follows:

100 x [1 + (Fund return x 50.00%) + (Index return x 50.00%) ]

The Fund return and Index return refer to the Basket Component Return for the Fund and the Index, respectively.

Basket Component Return:	With respect to each Basket Component, the Basket Component Return, expressed as a percentage, will equal: Closing Component Level – Initial Component Level Initial Component Level
Initial Component Level:	The Closing Component Level of the applicable Basket Component on the Trade Date.
Closing Component Level:

For the Fund, the closing price of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	December 28, 2015
Settlement Date:	December 31, 2015
Averaging Dates[1]:	September 28, 2018, December 31, 2018, March 29, 2019 and June 28, 2019
Final Valuation Date[1]:	June 28, 2019, which is also the last Averaging Date
Maturity Date[1]:	July 3, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RYH0
ISIN:	US25152RYH01

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Resolution Act may result in the securities being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the securities to another entity, an amendment of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor “The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us.”

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Are the Possible Payments on the Securities, Assuming a Range of Hypothetical Performances for the Basket?

The tables and hypothetical examples set below illustrate the hypothetical payments on the securities per $1,000 Face Amount of securities. The tables and hypothetical examples below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will depend on the Basket Closing Level on each of the Averaging Dates (including the Final Valuation Date). The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

The table below illustrates the hypothetical Payment at Maturity per $1,000 Face Amount of securities for a range of performances for the Basket from -100.00% to +100.00%, assuming that the Average Basket Level is less than or equal to the Initial Basket Level so that the Average Basket Return is 0.00%. The table below reflects the Buffer Amount of 15.00% and the Downside Participation Factor of 117.647%. The actual Initial Basket Level and Buffer Level are 100 and 85, respectively.

Final Basket Return (%)	Average Basket Return (%)	Payment at Maturity ($)	Return on Securities (%)
100.00%	0.00%	$1,000.00	0.00%
75.00%	0.00%	$1,000.00	0.00%
50.00%	0.00%	$1,000.00	0.00%
25.00%	0.00%	$1,000.00	0.00%
15.00%	0.00%	$1,000.00	0.00%
10.00%	0.00%	$1,000.00	0.00%
5.00%	0.00%	$1,000.00	0.00%
0.00%	0.00%	$1,000.00	0.00%
-5.00%	0.00%	$1,000.00	0.00%
-10.00%	0.00%	$1,000.00	0.00%
-15.00%	0.00%	$1,000.00	0.00%
-20.00%	0.00%	$941.18	-5.88%
-30.00%	0.00%	$823.53	-17.65%
-50.00%	0.00%	$588.24	-41.18%
-75.00%	0.00%	$294.12	-70.59%
-100.00%	0.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical Payments at Maturity per $1,000 Face Amount of securities are calculated. The hypothetical examples below reflect the Upside Leverage Factor of 150.00%.

Example 1: The Final Basket Level is greater than the Initial Basket Level, resulting in a Final Basket Return of 30.00%, and the Average Basket Level is 120, resulting in an Average Basket Return of 20.00%. Because the Final Basket Level is greater than the Buffer Level, only the Average Basket Return will be used to determine the Payment at Maturity. In this circumstance, the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of securities, reflecting a return on the securities equal to the Average Basket Return multiplied by the Upside Leverage Factor, calculated as follows:

$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)

$1,000 + ($1,000 x 20.00% x 150.00%) = $1,300.00

Example 2: The Final Basket Level is less than the Initial Basket Level but greater than the Buffer Level, resulting in a Final Basket Return of -10.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%. Because the Final Basket Level is greater than the Buffer Level, only the Average Basket Return will be used to determine the Payment at Maturity. In this circumstance, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of securities, reflecting a return on the securities equal to the Average Basket Return multiplied by the Upside Leverage Factor, calculated as follows:

$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)

$1,000 + ($1,000 x 10.00% x 150.00%) = $1,150.00

Example 3: The Final Basket Level is less than the Initial Basket Level but greater than the Buffer Level, resulting in a Final Basket Return of -10.00%, and the Average Basket Level is 90, resulting in an Average Basket Return of 0.00%. Because the Average Basket Level is less than the Initial Basket Level, the Average Basket Return is 0.00%. Because the Final Basket Level is greater than the Buffer Level, only the Average Basket Return will be used to determine the Payment at Maturity. In this circumstance, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Average Basket Return x Upside Leverage Factor)

$1,000 + ($1,000 x 0.00% x 150.00%) = $1,000.00

Example 4: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -20.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%. Because the Final Basket Level is less than the Buffer Level, both the Final Basket Return and the Average Basket Return will be used to determine the Payment at Maturity. Because the positive Average Basket Return multiplied by the Upside Leverage Factor is sufficient to more than offset the loss resulting from the negative Final Basket Return, the investor receives a Payment at Maturity of $1,091.18 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]

$1,000 + [$1,000 × (((-20.00% + 15.00%) x 117.647%) + (10.00% x 150.00%))] = $1,091.18

Example 5: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -40.00%, and the Average Basket Level is 105, resulting in an Average Basket Return of 5.00%. Because the Final Basket Level is less than the Buffer Level, both the Final Basket Return and the Average Basket Return will be used to determine the Payment at Maturity. Because the positive Average Basket Return multiplied by the Upside Leverage Factor is not sufficient to completely offset the loss resulting from the negative Final Basket Return, the investor receives a Payment at Maturity of $780.88 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]

$1,000 + [$1,000 × (((-40.00% + 15.00%) x 117.647%) + (5.00% x 150.00%))] = $780.88

Example 6: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -50.00%, and the Average Basket Level is 80, resulting in an Average Basket Return of 0.00%. Because the Final Basket Level is less than the Buffer Level and the Average Basket Return is zero, the Final Basket Return will be used to determine the Payment at Maturity. The investor will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, the investor receives a Payment at Maturity of $588.24 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (((Final Basket Return + Buffer Amount) x Downside Participation Factor) + (Average Basket Return x Upside Leverage Factor))]

$1,000 + [$1,000 × (((-50.00% + 15.00%) x 117.647%) + (0.00% x 150.00%))] = $588.24

Hypothetical Examples of Final Average Level Calculation

The following hypothetical examples illustrate how the Average Basket Return is calculated based on the hypothetical Basket Closing Levels for each Averaging Date set forth in the tables below and the effect it has on the return on the securities.

Example 7: The Final Basket Level is greater than the Initial Basket Level, resulting in a Final Basket Return of 20.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%.

Averaging Date	Basket Closing Level	Performance of the Basket, as Measured from the Initial Basket Level to the Final Basket Level (%)
September 28, 2018	101	N/A
December 31, 2018	105	N/A
March 29, 2019	114	N/A
June 28, 2019	120	20.00%
Average Basket Level:		110
Average Basket Return:		10.00%
Final Basket Return:		20.00%
Payment at Maturity:		$1,150.00

In Example 7, the Average Basket Level is calculated as follows:

Average Basket Level	=	(101 +105 + 114 + 120) / 4
	=	110

Because the level of the Basket increases steadily over the term of the securities, the Average Basket Level is less than the Basket Closing Level on the Final Valuation Date. In this circumstance, you will not receive the full benefit of the increase in the level of the Basket from the Trade Date to the Final Valuation Date.

Example 8: The Final Basket Level is less than the Buffer Level, resulting in a Final Basket Return of -20.00%, and the Average Basket Level is 110, resulting in an Average Basket Return of 10.00%.

Averaging Date	Basket Closing Level	Performance of the Basket, as Measured from the Initial Basket Level to the Final Basket Level (%)
September 28, 2018	119	N/A
December 31, 2018	127	N/A
March 29, 2019	114	N/A
June 28, 2019	80	-20.00%
Average Basket Level:		110
Average Basket Return:		10.00%
Final Basket Return:		-20.00%
Payment at Maturity:		$1,091.18

In Example 8, the Average Basket Level is calculated as follows:

Average Basket Level	=	(119 + 127 + 114 + 80) / 4
	=	110

Because the level of the Basket increases during the first half of the term of the securities before decreasing during the second half, the Average Basket Level is greater than the Basket Closing Level on the Final Valuation Date. In this circumstance, the method for calculating the Average Basket Level causes the securities to outperform the performance of the Basket from the Trade Date to the Final Valuation Date even though the Final Basket Level is less than the Buffer Level.

Example 9: The Final Basket Level is greater than the Initial Basket Level, resulting in a Final Basket Return of 30.00%, and the Average Basket Level is 94, resulting in an Average Basket Return of 0.00%.

Averaging Date	Basket Closing Level	Performance of the Basket, as Measured from the Initial Basket Level to the Final Basket Level (%)
September 28, 2018	80	N/A
December 31, 2018	77	N/A
March 29, 2019	89	N/A
June 28, 2019	130	30.00%
Average Basket Level:		94
Average Basket Return:		0.00%
Final Basket Return:		30.00%
Payment at Maturity:		$1,000.00

In Example 9, the Average Basket Level is calculated as follows:

Average Basket Level	=	(80 + 77 + 89 + 130) / 4
	=	94

Because the level of the Basket decreases dramatically during the first half of the term of the securities before recovering and increasing well above the Initial Basket Level by the end of the second half, the Average Basket Level is less than the Initial Basket Level, resulting in an Average Basket Return of 0.00%. In this circumstances, you will not receive any benefit of the increase in the level of the Basket from the Trade Date to the Final Valuation Date even though the Final Basket Level is greater than the Initial Basket Level.

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL BASED ON THE AVERAGE BASKET RETURN — The securities provide the opportunity to enhance potential positive returns by multiplying any positive Average Basket Return by the Upside Leverage Factor of 150.00% if the Final Basket Level (calculated on the Final

Valuation Date) is greater than or equal to the Buffer Level. Furthermore, because the product of the Average Basket Return and the Upside Leverage Factor is included in the calculation of the Payment at Maturity even if the Final Basket Level is less than the Buffer Level, a positive Average Basket Return will moderate, offset or more than offset the effect of a negative Final Basket Return on the Payment at Maturity. The Average Basket Return is calculated based on the arithmetic average of the Basket Closing Levels on the four quarterly Averaging Dates starting on September 28, 2018 and ending on June 28, 2019. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the Face Amount per $1,000 Face Amount of securities is protected against a percentage decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Amount of 15.00%. If such percentage decline is greater than the Buffer Amount, investors may suffer a loss of principal depending on the Average Basket Return. If the Average Basket Level is equal to or less than the Initial Basket Level so that the Average Basket Return is zero, for each $1,000 Face Amount of securities, you will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, you will lose some or all of your investment in the securities. But, if the Final Basket Level is less than the Buffer Level and the Average Basket Return is positive, investors will receive a payment at maturity that will also reflect the Upside Leverage Factor times the Average Basket Return, which may moderate, offset or more than offset the negative effect the Final Basket Level has on the return of the securities.

•	RETURN LINKED TO THE PERFORMANCE OF AN EQUALLY WEIGHTED BASKET OF TWO BASKET COMPONENTS — The return on the securities, which may be positive, zero or negative, is linked to the performance of an equally weighted basket, consisting of the iShares® U.S. Real Estate ETF and the Russell 2000® Index, as described herein.

The iShares® U.S. Real Estate ETF

The iShares® U.S. Real Estate ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S equity market, as measured by the Dow Jones U.S. Real Estate Index (the “Tracked Index”). The Dow Jones U.S. Real Estate Index measures the performance of the real estate industry of the U.S. equity market, including real estate holding and developing and real estate investment trusts (REITS) subsectors. The index is a subset of the Dow Jones U.S. Index and is capitalization-weighted. Component companies are adjusted for available float and must meet objective criteria for inclusion to the index. Index reconstitution is quarterly. The investment advisor (the “Fund Advisor”) to the iShares® U.S. Real Estate ETF is Blackrock Fund Advisors. This is only a summary of the iShares® U.S. Real Estate ETF. For more information on the iShares® U.S. Real Estate ETF , including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds — The iShares® U.S. Real Estate ETF ” in the accompanying underlying supplement No. 1 dated August 17, 2015. For information about the Dow Jones U.S. Real Estate Index, please see the section entitled “The S&P Dow Jones Indices — The Dow Jones U.S. Real Estate Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your securities and (ii) subject to the potential application of the “constructive ownership” regime discussed below, the gain or loss on your securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the security, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the securities.

Withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the stocks composing the Basket Components. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay any coupons or dividends and do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Basket and will depend on both the Final Basket Level (calculated on the Final Valuation Date) and the Average Basket Return (calculated based on the arithmetic average of the Basket Closing Levels on the four quarterly Averaging Dates starting on September 28, 2018 and ending on June 28, 2019). Even if the Average Basket Return is positive, you may lose some or a significant portion of your investment in the securities if the positive Average Basket Return multiplied by the Upside Leverage Factor is not sufficient to offset the loss resulting from the negative Final Basket Return. If the Final Basket Level is less than the Buffer Level and the Average Basket Return is zero, for each $1,000 Face Amount of securities, you will lose 1.17647% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 15.00%. In this circumstance, you will lose some or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON YOUR SECURITIES MAY BE LIMITED BECAUSE THE AVERAGE BASKET LEVEL IS CALCULATED BASED ON THE ARITHMETIC AVERAGE OF THE BASKET CLOSING LEVELS ON THE QUARTERLY AVERAGING DATES — Because the Average Basket Return is calculated based on the arithmetic average of the Basket Closing Levels on the four quarterly Averaging Dates, increases in the level of the Basket on one or more Averaging Dates may be moderated, offset or more than offset by lesser increases or declines in the level of the Basket on the other Averaging Dates. Therefore, your investment in the securities may not perform as well as an investment based solely on the performance of the Basket on a single day. For example, if the level of the Basket were to increase steadily over the term of the securities, the Average Basket Level would be less than the Basket Closing Level on the Final Valuation Date and the Payment at Maturity would be significantly less than it would have been if it had been determined based only on the Basket Closing Level on the Final Valuation Date. If the level of the Basket decreases dramatically during the term of the securities before recovering and increasing above the Initial Basket Level on the Final Valuation Date, the Average Basket Return may be equal to 0.00%. In this circumstance, you may not receive any positive return on the securities, even though the level of the Basket has increased from the Trade Date to the Final Valuation Date. In addition, the level of the Basket at various times during the term of the securities could be higher than the Basket Closing Levels on the Averaging Dates, which are scheduled to occur quarterly during the last year of the securities. Accordingly, you may not benefit from any increase in the level of the Basket before the first Averaging Date or during the periods between each of the Averaging Dates.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the securities; converting the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the securities to another entity, amending the terms and conditions of the securities or cancelling of the securities. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law’s primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bill proposes that in the event of an insolvency proceeding, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. Instruments that are typically traded on money markets would not be subject to the proposed subordination. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the securities, which would most likely result in a larger share of loss being allocated to the securities in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us.

By acquiring the securities, you would have no claim or other right against us arising out of any subordination or Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE BASKET OR THE SECURITIES COMPOSING THE BASKET COMPONENTS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Basket or the securities composing the Basket Components. For example, if the level of the Basket decreases dramatically during the term of the securities before recovering and increasing above the Initial Basket Level on the Final Valuation Date, the Average Basket Return may be equal to 0.00%. In this circumstance, you may not receive any positive return on the securities, even though the level of the Basket has increased from the Trade Date to the Final Valuation Date.

•	IF THE LEVEL OF THE BASKET CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the level of the Basket. Changes in the level of the Basket may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities composing the Basket Components or holders of shares of the Fund would have.

•	THE CORRELATION BETWEEN THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices or levels, as applicable, of the Basket Components increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased positive correlation between the Basket Components, in particular when one Basket Component decreases. The value of the securities may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one Basket Component could be entirely offset by the negative performance of one other Basket Component.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	THE INDEX REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE INDEX, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — The Index reflects the changes in the market prices of the stocks composing the Index. The Index is not, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the Index.

•	THE SPONSOR OF THE INDEX MAY ADJUST THE INDEX IN WAYS THAT AFFECT THE LEVEL OF THE INDEX AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the Index components or make other methodological changes that could change the level of the Index. You should realize that the changing of Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of, and your return on, the securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	THE ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	ADJUSTMENTS TO THE FUND OR TO ITS TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — BlackRock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Tracked Index. The stocks included in the Tracked Index are selected by S&P Dow Jones Indices. The Tracked Index is calculated, maintained and published by S&P Dow Jones Indices. The Tracked Index is a subset of the Dow Jones U.S. Index. To be included in the Tracked Index, the issuer of a stock composing the Tracked Index must be classified in the real estate sector. S&P Dow Jones Indices can add, delete or substitute the stocks composing the Tracked Index, which could change the level of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of the shares of the Fund to decline.

•	THE PERFORMANCE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT MATCH THE PERFORMANCE OF ITS TRACKED INDEX OR ITS NET ASSET VALUE PER SHARE — The performance of the Fund may not match the performance of its Tracked Index due to a number of factors. For instance, the Fund may not hold all or substantially all of the securities included in its Tracked Index and the Fund Advisor may invest a portion of the Fund’s assets in securities not included in its Tracked Index. Therefore, the performance of the Fund is generally linked, in part, to assets other than the securities included in its Tracked Index. In addition, the performance of the Fund will reflect transaction costs and fees that are not included in the calculation of its Tracked Index.

In addition, because the shares of the Fund are traded on a securities exchange and are subject to supply and demand, the performance of one share of the Fund may differ from the performance of its Tracked Index or its net asset value (“NAV”) per share. Furthermore, during periods of market volatility, securities or other assets held by the Fund may be unavailable in the secondary market due to reduced liquidity or suspensions or limitations of trading, making it difficult for market participants to accurately calculate the NAV per share of the Fund and/or create, redeem or hedge shares of the Fund. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Fund may be significantly lower than its NAV and the liquidity of the shares of the Fund may be materially and adversely affected. Consequently, the performance of the Fund may deviate significantly from the performance of its Tracked Index or its NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of the Fund when it deviates significantly from the performance of the Tracked Index or its NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	THE POLICIES OF THE FUND ADVISOR AND CHANGES THAT AFFECT THE FUND OR ITS TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF YOUR SECURITIES — The policies of the Fund Advisor concerning the calculation of the Fund’s NAV, additions, deletions or substitutions of securities or other assets or financial measures underlying the Fund, substitution of its Tracked Index and the manner in which changes affecting how the Tracked Index are reflected in the Fund could adversely affect the price of the shares of the Fund and, therefore, the value of, and return on, your securities. The value of, and return on, your securities could also be adversely affected if the Fund Advisor changes these policies, for example, by changing the manner in which it calculates the Fund’s NAV, or if the Fund Advisor discontinues or suspends calculation or publication of the Fund’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the closing price of the Fund is not available on the Final Valuation Date because of a market disruption event or for any other reason, the calculation agent may determine the closing price of the Fund on the Final Valuation Date and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE FUND OR BY ISSUERS OF THE STOCKS HELD BY THE FUND — We are not affiliated with the Fund or the issuers of the component stocks held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). We or our affiliates may, however, currently or from time to time in the future engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, the Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in the securities offered hereby in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the securities may bear little relation to the historical closing levels or prices, as applicable, of such Basket Components and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Components or whether the performance of the Basket will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the level of the Basket will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket and the Basket Components;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the shares of the Fund and the securities composing the Basket Components;

•	the composition of the Basket Components;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components, the Tracked Index or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price or level, as applicable, of the Basket Components and therefore make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the price or level, as applicable, of the Basket Components and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OR PRICE, AS APPLICABLE, OF THE BASKET COMPONENTS OR THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Basket and the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Basket Components.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the security.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Basket, retrospectively calculated from December 28, 2010 through December 28, 2015, assuming the level of the Basket on December 28, 2015 is 100 and the Basket Component Weightings were as specified in the Key Terms. The dotted line represents the Buffer Level of 85. The level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were the Final Valuation Date (except that the Initial Basket Level would be 71.31 on December 28, 2010 if we assume the level of the Basket on December 28, 2015 is 100). For purposes of the securities and the determination of the Payment at Maturity, the Initial Basket Level was set equal to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the securities, including on the Averaging Dates and the Final Valuation Date.

Future performance of the Basket may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

The Basket Components

The following graphs set forth the historical performance of the iShares® U.S. Real Estate ETF and the Russell 2000® Index based on their daily closing prices or levels, as applicable, from December 28, 2010 through December 28, 2015. The closing price of the iShares® U.S. Real Estate ETF on December 28, 2015 was $75.22. The closing level of the Russell 2000® Index on December 28, 2015 was 1,148.213. We obtained the historical closing prices and levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels, as applicable, of the Basket Components should not be taken as an indication of future performance and no assurance can be given as to the closing price and level, as applicable, of the Basket Components on an Averaging Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registration statement referred to above.